WORLD AIRWAYS/COLEMAN ANDREWS
                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 2nd day of December, 1997, by and between WORLD AIRWAYS, INC., a Delaware corporation, its successor and assigns ("World") and T. COLEMAN ANDREWS, III ("Andrews").

                                    RECITALS

        WHEREAS, Andrews has served as World's Chairman and/or Chief Executive Officer since September 1986.

        WHEREAS, World desires to continue to employ and retain Andrews as its Chairman and Andrews desires to be employed by World on the terms and in consideration of World's provision of the benefits to be provided under this Agreement.

        WHEREAS, World and Andrews desire to set forth the terms of Andrews' employment and the compensation and benefits to be provided by World in this Agreement.

                                      TERMS

        IN CONSIDERATION OF the mutual covenants contained herein, World and Andrews agree as follows:

        1. EMPLOYMENT. World agrees to employ Andrews and Andrews agrees to continue in the employ of World on the terms and conditions hereinafter set forth.

        2. COMMENCEMENT DATE AND TERM. The commencement date of this Agreement shall be as of June 27, 1997 (the "Commencement Date"). Subject to the provisions of Section 5, the term of Andrews' employment hereunder shall be for three (3) years from the Commencement Date until and including June 30, 2000 (the "Original Expiration Date"); PROVIDED, HOWEVER, that the term shall be extended automatically for an additional period of one (1) year commencing on the Original Expiration Date unless either World or Andrews gives written notice to the other, at least twelve (12) months prior to the Original Expiration Date, of its or his election not to extend the term of this Agreement; and PROVIDED FURTHER, that the term as extended shall be further extended automatically for an additional period of one (1) year commencing on the first anniversary of the Original Expiration Date and on each subsequent anniversary thereafter, unless either World or Andrews gives written notice to the other, at least six (6) months prior to the date of any such anniversary, of its or his election not to further extend the term of this Agreement. The last day of the term as so extended from time to time is herein sometimes referred to as the "Expiration Date."

        3. POSITIONS AND DUTIES. Andrews shall continue to serve World as World's Chairman with the duties described in World's Bylaws, as in effect on the Commencement Date, and in the attached Exhibit A to this Agreement, and such other duties as World's Board of Directors (the "Board") shall reasonably assign from time to time. During his employment hereunder, Andrews shall devote such time and effort as shall be reasonably required to discharge his duties hereunder. At all times during his employment hereunder, Andrews shall continue to serve as a member of the Board, and Andrews may also serve as a member of the board of directors or similar body of, or in other offices or positions with respect to, any other company or companies that are not direct commercial competitors of World, but only with the prior approval of World's Board of Directors, which shall not be unreasonably withheld. Andrews agrees to resign from the Board of Directors of World upon and in connection with the termination of his employment, provided that all of the terms of this Agreement have been satisfied and all of World's obligations hereunder have been fulfilled.

        4. COMPENSATION AND BENEFITS. The compensation and benefits payable to Andrews for all services rendered by Andrews under this Agreement shall be as follows:

                 (a) SALARY. World shall pay Andrews a minimum salary at the rate of $150,000 per year. Such salary shall be (i) payable quarterly in advance on the first day of each fiscal quarter of World (and prorated for any partial fiscal quarter), and (ii) subject to review and increase (but not decrease) at any time in the discretion of the Board. If, by virtue of competing business or employment obligations, Andrews becomes unable to discharge his duties under Section D of Schedule A, his salary will be reduced to $50,000 per year.

                 (b) ANNUAL BONUS. Andrews shall be entitled to receive an annual bonus of up to 75% of his annual salary to be determined in good faith by the Compensation Committee of World's Board of Directors based upon Andrews' contributions to World's performance. Such bonus, if any, shall be paid when bonuses for any other officer are paid, but in no case later than March 31 of the calendar year following the calendar year to which it applies. Andrews shall be entitled to participate in all bonus and incentive compensation plans or arrangements provided by World to its officers and directors after the Commencement Date.

                 (c) DAILY FEE AND BUSINESS EXPENSES. In addition to any salary and bonus, World shall pay Andrews a daily fee of $2,000 (payable immediately upon receipt of invoice) for each day that Andrews, as requested or agreed to by the CEO or the Board, participates in activities, conducts business or performs services on World's behalf or for World's benefit, excluding (i) routine preparation for and participation in regularly-scheduled meetings of the Board, Executive Committee, or other committees of the Board, (ii) weekly staff meetings, or (iii) routine consultation. Andrews total compensation from salary and daily fees will not exceed $200,000 in any given year without the written consent of the Executive Committee or the Compensation Committee of the board.

        World shall reimburse Andrews for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to and consistent with World's policies with respect to substantiation and documentation as may be established by World for all officers and directors from time to time.

                 (d) STOCK OPTIONS. Andrews shall be granted options (the "Term Options") to purchase 50,000 shares of World's Common Stock, par value $.001 per share ("World Airways Common Stock") pursuant to the 1995 World Airways Stock Option Plan (the "Plan"), at an Exercise Price of $7.44 per share, as set forth in that certain Stock Option Agreement between World and Andrews of even date herewith (the "Option Agreement"), a copy of which is attached as Exhibit B hereto. Andrews shall also be granted options to purchase 100,000 shares of World's Common Stock, (the "Performance Options") subject to the following vesting:

                          (i)      the Option as to the first 33,333 of the
100,000 Performance Options at an exercise price of $7.44 shall vest on the first day following any twenty (20) trading-day period during which the Company's stock traded at or above 125% of the Exercise Price;

                          (ii)     the Option as to the second 33,333 of the
 100,000 Performance Options at
an exercise price of $7.44 shall vest on the first day following any twenty (20) trading-day period during which the Company's stock traded at or above 150% of the Exercise Price; and

                          (iii)    the Option as to the third 33,334 of the
100,000 Performance Options at an exercise price of $7.44 shall vest on the first day following any twenty (20) trading-day period during which the Company's stock traded at or above 175% of the Exercise Price.

                 (e) FRINGE BENEFITS. Andrews shall be entitled to participate in all benefit plans or arrangements available to officers or directors of World, all as more specifically summarized on Exhibit C attached to this Agreement, including without limitation World's Employee Savings and Stock Ownership Plan, any medical insurance, life insurance, long-term disability, retirement and security plans, savings and qualified or nonqualified retirement plans, and other benefit plans from time to time established for officers or directors of World. During the term of this Agreement, World shall continue to maintain and pay the annual premiums on a life insurance policy insuring Andrews' life and providing for a death benefit of at least $2,000,000, World shall pay such premiums pursuant to a split-dollar or similar agreement if requested by Andrews, and Andrews shall be owner of and shall enjoy all incidents of ownership of such policy, including without limitation the right to designate one or more beneficiaries of, and to assign the ownership of, such policy from time to time. If any benefits to which Andrews shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, World shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Andrews or his estate or beneficiaries.

                 (f) INDEMNIFICATION; DIRECTORS AND OFFICERS LIABILITY INSURANCE. World shall provide or cause to be provided to Andrews indemnification against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of World) by reason of Andrews serving or having served as an officer, director or employee of World or any affiliate of World. World shall advance expenses (including attorneys' fees) incurred by Andrews in the defense of any such action, claim, suit or proceeding, and World shall maintain directors and officers liability insurance coverage (including without limitation coverage for claims pursuant to any state or federal securities law or regulation) upon substantially the same terms and conditions as set forth in the Indemnification Agreement dated as of February 28, 1994 between Andrews and WorldCorp, Inc., a copy of which is attached as Exhibit D to this Agreement. The provisions of this
Section 4(f) are intended to supplement and to be in addition to, and not to be in lieu of, any rights of Andrews granted to World's officers and directors under World's charter, articles of incorporation, any other corporate document, or applicable law.

        5. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 2 of this Agreement, Andrews' employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

                 (a) DEATH. In the event of Andrews' death during Andrews' employment hereunder, Andrews' employment shall terminate on the date of his death. Notwithstanding such termination, Andrews' estate or designated beneficiaries shall be entitled to receive (i) the salary specified under
Section 4(a) above for a period of one (1) month following the date of death,
(ii) any accrued portion of any bonus which is ultimately determined to have been payable to Andrews and allocable to the period prior to death, and (iii) any benefits which shall have been provided to Andrews under Section 4 to the extent permitted under any applicable plan documents, at World's expense.

                 (b) DISABILITY. If, due to any physical or mental illness, condition, dependency or incapacity (hereafter, "disability"), Andrews shall be unable to adequately perform substantially all of his duties and responsibilities hereunder, and provided such disability continues for an uninterrupted period of at least twelve (12) months, (a) Andrews' employment hereunder shall be deemed terminated as of the end of the relevant period of disability or, if later, the final determination of such disability, and (b) World, acting through its Board and at any time prior to the expiration of any relevant period of disability and the final determination of such disability, may designate another executive to act in Andrews' place during the period of such disability. In the event of any dispute as to whether Andrews has suffered a disability justifying termination, such dispute shall be resolved at World's cost by a panel of three physicians, one designated by Andrews, one designated by World, and a third designated by the first two panel members. Notwithstanding any termination of Andrews' employment under this Section 5(b), World shall continue to pay to Andrews his full salary and benefits under Section 4 of this Agreement until Andrews becomes eligible for disability income payments under World's disability income plan. While Andrews is receiving disability income payments under such plan, World shall continue to pay to Andrews the difference between such disability income payments and his Salary under Section 4 for a period of three years after the date of disability (but not any bonus, except as accrued through the date of determination of disability); PROVIDED, HOWEVER, that to the extent that the disability income payments to Andrews are not subject to income tax, such payment by World shall be modified so as to yield, when combined with such disability income payments, the same-after tax benefit to Andrews as payment of his salary in full would have yielded. Notwithstanding the termination of Andrews' employment hereunder, Andrews shall be entitled to continue participation in all medical and other benefit plans provided for under
Section 4 at World's expense for a period of three years following such termination. If any benefits to which Andrews shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, World shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Andrews or his estate or beneficiaries.

                 (c) TERMINATION BY WORLD FOR CAUSE. Subject to the provisions of this Section 5(c), Andrews' employment hereunder may be terminated by World for Cause. If the Board determines that Andrews should be terminated for Cause, the Board shall send written notice to Andrews setting forth in reasonable detail the nature of the Cause. No termination shall become effective under this
Section 5(c) until (i) such notice is sent to and received by Andrews, (ii) following Andrews' receipt of such notice, Andrews has been provided a reasonable opportunity to meet with the entire Board and discuss the Board's notice to him, and (iii) following such meeting, the Board determines by majority vote, by the affirmative vote of two-thirds of its entire membership exclusive of Andrews or any other interested director, to terminate Andrews for Cause. Only the following shall constitute "Cause" for such termination: (i) gross negligence, willful misconduct or dishonesty in office or breach of a material fiduciary duty owed to World; (ii) conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against World or any affiliate of World; (iii) willful failure to perform a substantial portion of his duties and responsibilities hereunder (unless such failure results from Andrews' illness or disability).

                 (d) TERMINATION BY WORLD WITHOUT CAUSE. Andrews' employment with World may be terminated by World without Cause provided that (i) such termination is approved by the affirmative vote of two-thirds of its entire membership exclusive of Andrews or any other interested director, (ii) Andrews is given at least ninety (90) days' prior written notice of such termination, and (iii) Andrews shall be entitled to receive the benefits described herein and in Section 5(f) below. Notwithstanding the termination of Andrews' employment hereunder, Andrews shall be entitled to continue participation in all fringe benefit plans provided for under Section 4 for a period of three years following such termination, at World's expense. If any benefits to which Andrews shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, World shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Andrews or his estate or beneficiaries.

                 (e) TERMINATION BY ANDREWS. Andrews may terminate his employment hereunder with or without Good Reason (as defined below) by giving the Board at least thirty (30) days' prior written notice of termination of his employment, and he shall not be required to render any further services to World after the expiration of such thirty (30)-day period. In the event of termination for Good Reason, Andrews shall specify in the notice the event or circumstances constituting Good Reason. In the event of termination by Andrews for Good Reason, Andrews shall be entitled to the compensation and benefits specified herein and in Section 5(f) below. In the event of termination by Andrews without Good Reason, Andrews shall be entitled to no further compensation or benefits under this Agreement other than any salary accrued prior to the effective date of such termination, the right to retain ownership of the life insurance policy described in Section 4(e) above. Notwithstanding the termination of Andrews' employment hereunder, Andrews shall be entitled to continue participation in all medical and other benefit plans provided for under Section 4, at World's expense, for a period of three years following such termination. If any benefits to which Andrews shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, World shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Andrews or his estate or beneficiaries. Only the following shall constitute "Good Reason" for termination by Andrews: (i) the relocation of World's principal offices or headquarters or Andrews' place of employment to a location outside of the Washington, D.C. Standard Metropolitan Statistical Area;
(ii) the failure of Andrews at any time to be elected to or to continue to be entitled to serve on the Board; (iii) the failure of World to comply with the provisions of Section 4 of this Agreement or material breach by World of any other provision of this Agreement, including without limitation World's failure to make any payment under Section 4 within seven (7) days after notice by Andrews to World of such failure; (iv) the material diminution or material change in the duties, responsibilities or position of Andrews, if such diminution or change is not remedied within thirty (30) days after notice by Andrews to World; (v) the discontinuation of, diminution in the benefits payable under, or material adverse amendment or alteration of (whether it impacts all participants or only Andrews individually) any compensation, bonus or benefit plan or arrangement in which Andrews was entitled to participate as of the Commencement Date and which constitutes a material part of Andrews' total compensation and benefits, unless an economically equivalent substitute arrangement or benefit reasonably acceptable to Andrews, in each case unless such event is corrected within seven (7) days after notice by Andrews to World of such event; or (vi) the occurrence of a Change in Control (as defined in Section 5(g) below) with respect to World.

                 (f) ACCELERATION OF SALARY, BONUS AND BENEFITS IF WITHOUT CAUSE OR FOR GOOD REASON. In the event of termination by World without Cause and other than for death or disability, or by Andrews with Good Reason, (i) World shall within fifteen (15) days after the date of termination pay Andrews, in one lump-sum payment, the total amount of his entire salary and bonus which would otherwise become due and payable under Sections 4(a) and 4(b) through the third anniversary of the date of termination (or, in the case of any bonus not yet determined, such bonus shall be paid within five (5) days after the amount of such bonus is regularly determined), discounted to present value at the time of payment at an annual discount rate of 8%; (ii) any stock options to which Andrews was or may have become entitled, whether or not granted or vested as of the date of termination, shall be immediately granted and become immediately vested and exercisable; and (iii) the fringe benefits described in Section 4(e) shall continue to be provided to Andrews at World's expense as provided under Sections 5(d) and 5(e). In the event World fails to make any payment or provide any benefit that it is required to pay hereunder, the unpaid amount or value of the benefit will accrue interest at an annual rate equal to the prime rate charged by World's primary depository bank plus 5%, and Andrews shall be entitled to reimbursement of all costs, including reasonable attorneys' fees and costs, incurred by him as a result of any such nonpayment or any actions to collect the same.

                 (g) CHANGE IN CONTROL. As used herein, a "Change in Control" shall mean the occurrence of any of the following events or circumstances subsequent to the date of this Agreement, it being agreed that no circumstance or event occurring on or before the date of this Agreement shall constitute a Change in Control:

                          (i) The  acquisition  by an  individual,  entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than a trustee or other fiduciary holding securities under an employee benefit plan of World (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of World (the "Outstanding World Common Stock") or the combined voting power of the then outstanding voting securities of World entitled to vote generally in the election of directors (the "Outstanding World Voting Securities");

                          (ii) There occurs any acquisition, merger or
consolidation of World, by, with or into any other corporation (other than a wholly-owned subsidiary of World) and individuals who are directors of World immediately prior to the time the agreement of acquisition, merger or consolidation is executed shall fail to constitute a majority of the board of directors of the survivor or successor company at any time after consummation of the transaction; or
                          (iii) The shareholders of World approve a sale or
disposition by World of all or substantially all of its assets or a plan of dissolution and liquidation of World.

                 (h) GROSS-UP FOR EXCISE TAXES. In the event any payment under this Section 5 or otherwise to or for the benefit of Andrews (determined without regard to any additional payments required under this Section 5(h))(a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by Andrews with respect to such excise tax (collectively, the "Excise Tax"), then Andrews shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Andrews of all taxes (including income taxes and interest and penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, Andrews retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. All determinations required to be made under this Section 5(h) shall be made by World's regular independent auditors as of the date of termination of Andrews' employment hereunder, and all fees and expenses of such auditors shall be borne by World.

        6. COMPANY PROPERTY. Upon the termination of Andrews' employment under this Agreement, Andrews shall be entitled to retain, as his own property, mobile telephones, notebook computers and related peripherals, other electronic equipment, furnishings, and other property issued to Andrews in the course of his employment; provided, however, that Andrews shall be responsible for any service contracts, license fees, or similar costs relating to the period subsequent to termination.

        7. CONFIDENTIALITY. Andrews shall not, during the term of this Agreement or thereafter, disclose to anyone (except to the extent reasonably necessary for Andrews to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of World or of any affiliate or subsidiary of World, including but not limited to lists of and records relating to customers, business plans, business negotiations, market information, financial and cost information, and scientific and technical information (whether of World or entrusted to World by a third party under a confidentiality agreement or understanding) which Andrews shall have acquired in the course of, or incident to, the performance of his duties pursuant to the terms of this Agreement or pursuant to any prior dealings with World or any affiliate or subsidiary of World. Andrews shall hold in strictest confidence, as a fiduciary, any and all such confidential information, and shall comply with all instructions of World for preservation of the confidentiality of such information.

        8. NONCOMPETE. For a period of one (1) year following the date of termination of Andrews' employment hereunder other than by World without Cause or by Andrews for Good Reason, Andrews will not, directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any other person or entity, engage in the business of selling and/or providing ACMI leases or any other business which is competitive with World's business within World's existing or expanded business markets.

        9. NON-DISPARAGEMENT. Following termination of Andrews' employment for any reason, each of World and Andrews shall not, except as otherwise required by applicable securities laws, stock exchange listing requirements, and other applicable laws, make any disparaging or derogatory statements regarding the other in any communication likely to become public.

        10. BENEFICIARY. Any payments to which Andrews is entitled under this Agreement shall, in the event of his death, be made to his wife or such other persons as Andrews shall designate in writing to World from time to time. If no such beneficiaries survive Andrews, such payments shall be made to Andrews' estate.

        11. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to the employment relationship between Andrews and World, this Agreement or any breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Virginia by three arbitrators, one of whom shall be appointed by World, one by Andrews and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in Washington, D.C. Such arbitration shall be conducted in Washington, D.C. in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The party against whom the arbitrators shall render an award shall pay the other party's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrators shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

         12. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither World nor Andrews may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that World may assign its rights under this Agreement without the consent of Andrews in the event that World shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon World and Andrews, their respective successors, executors, administrators, heirs and permitted assigns.

         13. ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         14. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         15. NOTICES. Any notices, request, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice shall be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to Andrews at the last address Andrews has filed in writing with World or, in the case of World, at its main offices, attention of the Board.

         16. ENTIRE AGREEMENT; AMENDMENT. This Agreement may be amended or modified only by a written instrument approved by each of the Board of World and the Compensation Committee thereof, signed by Andrews and by a duly authorized representative of World. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

        17. GOVERNING LAW. This is a Virginia contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Virginia, without giving effect to the choice of law principles of any state.

        IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by World, by its duly authorized officer, and by Andrews, as of the date first above written.


                                       WORLD AIRWAYS, INC.



                                       By____________________
                                       Name:
                                       Title:


                                       December __, 1997
                                       T. COLEMAN ANDREWS, III



                                       -----------------------
                                       December __, 1997

                                    EXHIBIT A


                           DUTIES AND RESPONSIBILITIES



A. Lead and coordinate the activities of the World Airways Board of Directors related to general corporate governance.

B. Preside over the Executive Committee of the Board when it is acting in lieu of the full Board between Board meetings.

C. Review the strategic and financial progress of the business and, if appropriate, suggest to the Board strategic or financial issues that warrant consideration by the Board.

D. Provide leadership, as reasonably requested by the CEO of World or by the Board, for major transactions with vendors, financial providers or customers in situations that warrant such involvement.